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                                                                    EXHIBIT 9(e)


                                November 8, 1995

Old Mutual Equity Growth Assets South
 Africa Fund
Richmond House
12 Par-la-Ville Road
Hamilton, Bermuda

Ladies and Gentlemen:

    The undersigned has today purchased 1,000 shares (the "Seed Money Shares") of beneficial interest of Old Mutual Equity Growth Assets South Africa Fund, a Massachusetts business trust (the "OMEGA South Africa Fund"), for a purchase price of U.S.$100,000, which has been designated as "seed capital" for purposes of Section 14(a) of the Investment Company Act of 1940, as amended.

    This will confirm that, if the undersigned redeems any Seed Money Shares, the proceeds of such redemption shall be reduced by a pro rata portion of the then unamortized organization expenses of the OMEGA South Africa Fund, such pro rata portion to be determined by multiplying the unamortized organization expenses by a fraction the numerator of which is the number of Seed Money Shares to be redeemed and the denominator of which is the total number of Seed Money Shares outstanding at the time of the redemption. Unless otherwise specified by the undersigned, any redemption of shares of beneficial interest in the OMEGA South Africa Fund shall, to the fullest extent possible, be presumed to apply to shares other than the Seed Money Shares.

                                    Very truly yours,

                                    OLD MUTUAL INVESTMENT
                                       ADVISERS, INC.


                                    By:
                                       ------------------
                                        William Langley
                                        Director